Exhibit 99.2

CORPORATE PARTICIPANTS

Robert Vivian
P.F. Chang’s China Bistro, Inc. — President

Kristina Cashman
P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Russell Owens
Pei Wei Asian Diner, Inc. — Exec. VP, Pres, Pei Wei Asian Diner, Inc.

CONFERENCE CALL PARTICIPANTS

Jonathan Waite
McDonald Investments

Eric Wold (ph)
[Inaudible]

Bryan Elliott
Raymond James & Associates

Fitzhugh Taylor
Banc of America Securities

Dennis Forst
McDonald Investments

Matt DiFrisco (ph)
Harris Nesbitt

Ashley Reed (ph)
Bear Stearns

Paul Westra
SG Cowen Securities Corporation

PRESENTATION

Operator

Good afternoon and welcome to P.F. Chang’s third quarter earnings release conference call. All lines have been placed on a listen only mode until the Q&A session of today’s call. Today’s call is being recorded. I would now like to turn the call over to Miss Kristina Cashman, Chief Financial Officer. Thank you. You may begin.

Kristina Cashman — P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Thanks. Good morning, everyone. Thank you for joining us for our third quarter conference call. With me today is Rick Federico, our Chairman and CEO, Bert Vivian, President of P.F. Chang’s China Bistro and Russell Owens, President of Pei Wei Asian diner.

In today’s call, we’ll summarize the results for our third quarter, fine tune our expectations for the balance of 2003 and provide our latest thoughts on 2004. After we finished our formal remarks, we’ll open up the call to address any questions you might have. Let’s first get some of the routine items out of the way with a few comments regarding the nature of information we will be discussing on this call. The majority of this call deals with forward-looking information. The accuracy of this information is subject to a number of risks and uncertainties that may cause our actual results to differ from our expectations. A more complete discussion of these risks and uncertainties can be found in our periodic filings with the S.E.C. including our 10-Q which we filed this morning. With that behind us, let’s talk about the third quarter. As we previously reported, our revenues ended up at $139.7 million, a 30 percent increase over the third quarter of 2002. Sales at our Bistro units accounted for $125.7 million of the total, while sales at our Pei Wei units accounted for $14 million of the total. Both just slightly above our forecasts.

At quarter end, 68 of our Bistros had been open for at least 18 months or about 76 percent of our entire system. These comp stores were up 4.8 percent for the third quarter. The majority of the 4.8 increase was the result of an increase in guest traffic at our restaurants with roughly 1 percent coming from a price increase implemented in the first quarter of this year. We opened five new Bistros and four new Pei Weis in the third quarter as planned. Our new Bistro units were located in Colorado Springs, San Antonio, Texas, Richmond, Virginia, Fairfax, Virginia and a second unit outside of Detroit. Our new Pei Wei units included one unit in a new market for us, Henderson, Nevada, just outside of Las Vegas as well as openings in existing markets including Santa Clarita, California, and two new units in the Houston area. New stores at both of our concepts have performed very well and continue to open up at volumes well above our expectations. Now, let’s talk about profitability in the third quarter. We had anticipated that our restaurant cash margins at the Bistro would be around 19.3 percent for the quarter, down slightly from the second quarter. As it turns out, our Bistro margins came in slightly above our expectations at 19.4 percent due mostly to leverage on higher-than-planned sales volumes offset by higher commodity costs.

From a cost of sales standpoint, as anticipated, we continue to see a fair amount of pressure on a year-over-year basis just like we did last quarter. Our food and beverage costs were up about 70 Basis Points year-over-year at the Bistro due primarily to higher poultry costs. Labor was down slightly at the Bistro both year- over-year and sequentially due primarily to sales leverage. Operating costs at the Bistro were down slightly year-over-year and flat sequentially due primarily to sales leverage off of these items which are made up in part by costs that are fixed in nature, offset by slightly higher utility costs. As for occupancy costs, we continue to see a decline in these expenses on a year-over-year basis due primarily to more favorable lease terms associated with our newer restaurants as well as sales leverage on the fixed portion of these costs. Our Pei Wei results continue to be healthy with unit level Operating Profit Margins coming in right at planned of 15.5 percent despite pressure from higher poultry costs. As we’ve said before, while we continue to expect some level of volatility in Pei Wei’s financial results, given its young age and small revenue base, we were very pleased to see another solid performance from our Pei Wei team this quarter. Now, let’s talk about other costs for the quarter. While our strong revenue results from both of our concepts generated a few extra dollars in restaurant Operating Income this quarter, we ended up giving it back in our Bistro pre-opening expense line.

As you know, we continue to open up new Bistro units at volumes well above our expectations. In order to ensure that our guests have a great dining experience starting on day one of that new unit opening, we have insulated our opening units with additional hourly staff, management resources and trainers. While we believe that this is the right approach for our guests, it has caused the pre-opening cost for these new stores to be higher than originally planned, thus resulting in our Bistro pre-opening costs ending up about $300,000 dollars higher than planned in the third quarter. Our G&A costs end up at $6.9 million, slightly below our forecast of $7.2 million due primarily to lower incentive based accruals in the third quarter. We continue to incur a significant amount of G&A costs relating to the implementation of the Sarbanes Oxley Act as well as legal costs resulting from our defense of various litigation in the state of California. Our Depreciation and Amortization expense was $4.8 million for the quarter just slightly above our forecasted number. Our Other Income for the quarter, which consists primarily of Interest Income offset by other minor expenses, was minimal as expected. Minority Interest Expense as a percent of sales was basically in line with our forecast and our tax rate ended up where we thought it would at about 34 percent. In summary, our solid revenue performance for the quarter at both concepts drove a year-over-year EPS gain of 45 percent despite commodity and other cost pressures as well as higher than planned pre-opening costs. As far as our Balance Sheet goes, we ended the quarter with about $46 million in cash. Our total capex for the quarter was $21.7 million.

Our debt balance at the end of the quarter was $1.7 million. Now, let’s talk about current business trends, our expectations for the balance of 2003 as well as our latest thoughts on 2004. For fiscal 2003, we have only slightly modified our revenue and unit level profitability expectations for both concepts for the fourth quarter to reflect current trends. We anticipate comp store sales growth at the Bistro of roughly 2 to 3 percent for the fourth quarter.

Through the first three weeks of this quarter, average weekly sales volumes at both the Bistro and Pei Wei are running slightly above our forecast for the quarter with comp store sales at the Bistro up 3.2 percent. We do expect that as we move through the fourth quarter and into the holiday season, our same store sales comparisons will get more difficult given the strength of our sales volumes last holiday season thus moderating toward our 2 to 3 percent estimate. We have added about $400,000 dollars to our Bistro pre-opening costs for the fourth quarter to reflect anticipated additional spending around the seven new units we’ll be opening in the fourth quarter for extra training and management support. As well as the fact that we have moved a few of our 2004 openings up in the development schedule a bit which will result in higher pre-opening costs for those units in 2003. Given all of these assumptions, we now expect our revenues in 2003 to be around $558 million, our Net Income to be approximately $27.7 million and our Earnings per Share to be $1.06 which equates to a 31 percent increase over last year.

Included in these assumptions is that Pei Wei will end up slightly profitable for the year. Our Capex for 2003 should end up close to $60 million which will continue to be funded in large part with Cash Flows from Bistro operations leaving us with a Cash Balance of around $45 million at the end of 2003. Now, let’s spend a few minutes talking about our expectations for 2004. First of all, we wish to remind everyone that fiscal 2004 will be a 53-week year for us versus our standard 52-week year given where the Sunday closest to the last day of the calendar year will fall in ‘04. Our last 53-week year was fiscal 1999. All of the estimates relating to 2004 that we will talk about do not include the extra week. We will include the impact of the additional week in our fourth quarter estimates when we provide everyone our quarter by quarter 2004 forecast on February 11th. Having said that, our expectations for 2004 include 16 to 18 new Bistro units and 19 to 21 new Pei Wei units. Pei Wei’s new unit development will be fairly evenly spaced throughout the year. However, the Bistro’s new unit development schedule will be slightly front-end loaded with approximately nine units opening in the first half of the year.

This front-end loaded development schedule has resulted in a few additional new store sales weeks for the Bistro than originally planned. These new store sales weeks as well as a few tweaks to our existing store sales volumes given current trends have resulted in a slight increase to our revenue estimates for 2004 to $697 million. A 25 percent increase over our anticipated 2003 revenue results. We expect to grow our existing businesses by roughly 2 percent next year. We fully expect to see various cost pressures going into next year, particularly in our commodities. Thus our expectations are that our Bistros unit level margins will be roughly flat in 2004 as compared to 2003. While Pei Wei unit level margins should improve closer to 16 percent given the continued maturation of their system. We continue to expect Net Income of $36 million and EPS of $1.32. A 25 percent increase over 2003.

Included in these assumptions is a slight profit at Pei Wei. Looking at our Balance Sheet for 2004, as we noted earlier, we should start the year with around $45 million in cash. Our Capex for 2004 should be around $63 million which should be funded almost entirely by Cash Flows from Operations thus leaving us with about the same amount of cash at the end of 2004 as we will start the year with. We will release our fourth quarter revenue results on December 31st and our fourth quarter earnings results on February 11, 2004. That concludes our formal remarks. At this time, we’ll open up the call for questions.

Operator

Thank you. At this time if you would like to ask a question, you may press star followed by one. Again, that is star one to ask your question. To withdraw your question, please press star two. Our first question comes from Jonathan Waite, McDonald Investments. Please go ahead, sir.

QUESTION AND ANSWER

Jonathan Waite - McDonald Investments

Good morning. I was wondering on the pre-opening then going forward, what sort of numbers should we be modeling on the Bistro?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Jonathan, its Bert. If you look at this year versus last, last year we spent about give or take about $340,000 dollars or so per unit opening. This year, we’re running closer to about $390,000. We’re reacting a little bit this year to some unprecedented volumes that we’re seeing in our ‘03 class. I don’t expect those volumes to appear in our ‘04 class.

They might but we’ll be ready for them if they do. My guess is that our spending on pre-opening will probably be somewhere between the two numbers that I gave you. We have got a group of folks who are taking a look at our entire pre-opening process right now. They’re going to come back and say now that we’ve opened 90 restaurants or so, what’s the best way to support our team and make sure our guests have a great experience? Going forward, it will probably be somewhere between those numbers.

Jonathan Waite - McDonald Investments

Okay. And then Kristina, in your comments, you were talking about the comparison — getting more difficult as we go through the quarter. Wondering - I think it is my understanding that it gets easier. Can you remind me what you did last year in the fourth quarter on a month to month for October, November and December?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Unfortunately, I don’t have those numbers right in front of me, Jonathan. We did have an extremely strong holiday season between the Thanksgiving and Christmas period. So, we’re going up against some pretty hefty volumes. We have known that all year long and fully expect that the last part of this year would be our toughest comparison on a year-over-year basis.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

One other thing with respect to the Christmas holiday, if I’m not mistaken, it is on Thursday this year. I think that’s right. Which probably hurts us a little bit vis-à-vis last year. So, in any event, I think the fourth quarter for us, as we looked at it, it will be a tough mountain to climb.

Jonathan Waite - McDonald Investments

Thank you.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Uh-huh.

Operator

Our next question comes from Eric Wold from [inaudible].

Eric Wold - [inaudible]

Good morning. Two quick questions. One, talk about the price increase you took in Q1. I believe 1 percent. Does that expect to be one-time or should we model that price increase every year going forward? And secondly, I saw that the queue that just came out talking about the partnership interest. Can you talk a little bit about how many interests will come up for purchase in ‘04?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Sure, Eric. Your first question about a price increase, yes, we took about a 1 percent price increase back in February. As you know, we are not — we do not take routine price increases. We only take price increases if we feel we have longer term cost pressures that we need to account for.

That last one in February was only our third price increase we have taken in eight years or something. So, we don’t currently have any plans nor in our forecasted numbers that we just talked about, is there a price increase anticipated. That does not mean that we may in fact decide to take it but at this time, we don’t have any plans.

Eric Wold - [inaudible]

Okay

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Your second question in relating to partnerships, let’s see. For the balance of this year, yes, we have about five more partnerships that will come up on their five years which we’ll sit down with those partners and decide what if anything we will do with those partners as far as buying them out or not. I don’t have the number off the top of my head for what the number of transactions that will come available to us in ‘04. My guess is it won’t be too dissimilar from the number of transactions we had available to us this year.

Eric Wold - [inaudible]

Perfect. I appreciate it. I’ll hop back in the queue for the next question. Thanks, guys.

Operator

Fitzhugh Taylor with Banc of America.

Fitzhugh Taylor - Banc of America Securities

Bert, Kristina’s comments about flat Cash Margins and next year not withstanding. When you look at the Bistro with 90 units, what kind of opportunities are there looking way out in the future for margin expansion? Or are you getting close to a system run rate?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Well, Fitzhugh, I think that as we look at our business, there is a right level of profitability. I think at the Bistro, that right level of profitability is not too dissimilar from what we’re seeing right now.

We’ve said in the past that if we have a great year where everything breaks in our direction, we’ll take the opportunity to invest in our business. Invest back in our people and into our guests. At the same time, there are times when everything breaks against us. We gotta scramble a little bit to maintain our profitability. We’ve had a very good year this year. We’ve take an number of initiatives I think will ultimately benefit us down the road. As we look into next year, Kristina has great confidence in our ability to execute. I’ll tell you it will be tough. We’ll have some cost pressures and headwinds as we move into next year, all of which I think everyone on this call is well aware of at this point. As we push through next year, our number one goal each and every year is to grow traffic.

It is going to continue to focus on the guests. We’ll manage our business in a long-term perspective and at the end of the day, the chips fall where they will but I think in terms of getting to your question, what’s the right level of profitability? You know, we’ve — we’re somewhere between 19 and 20 percent on a cash basis at the Bistro. I think that’s probably the right level of profitability.

Fitzhugh Taylor - Banc of America Securities

Right. Secondly, how many of this year’s new Bistros are using the new smaller 6,200 square foot prototype or are any yet?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

All of our restaurants, we have 90 or so now and they all have somewhat of an individual design. I think the prototype, if you will, that you’re talking about, is what we’ve talked about using in a smaller market.

Fitzhugh Taylor - Banc of America Securities

Right.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

We have not built one of those yet. First one will be in Wichita, Kansas, next year.

Fitzhugh Taylor - Banc of America Securities

Thanks, Bert.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Bryan Elliott with Raymond James, please go ahead.

Bryan Elliott - Raymond James & Associates

Hi. Follow-up and then a question. The follow-up is to make sure I heard it right. Kristina, you said embedded in the forecast is no price for next year?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

That’s correct, Bryan.

Bryan Elliott - Raymond James & Associates

So, haven’t you all heard that there’s substantial industry wide cost pressures out there? How can we have flat Margins on no price?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

We’re going to work real hard, Bryan.

Bryan Elliott - Raymond James & Associates

Okay. I wanted to make sure I heard it right. The question that I have is on the occupancy cost line. Is that indicative in addition to the attributes you mentioned? Are you buying more sites, buying more dirt? Or maybe doing fewer build to suits? Is there a change in that mix that’s helping that number? Is that all rents?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Bryan, we do not buy any of our dirt. We lease all of our locations. I think what we have been experiencing is really the fact that over the last few years, with our brand awareness and as our concept has developed, we’ve been able to drive better lease deals.

We’ve been — rather than a few years ago when we were begging to try to talk to some developers, they’re wanting to talk to us a little bit more and in doing so, we’ve been able to drive better lease deals. That will hopefully continue to be the case going forward. We do not have plans to go forward to buy any dirt.

Bryan Elliott - Raymond James & Associates

Okay. So, there’s no real mix shift then? That’s substantial year on year decline in the Bistro business. That’s all basically a — if I did the math and backed into it, your dollars per square foot are following by a pretty significant magnitude.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

That’s correct.

Bryan Elliott - Raymond James & Associates

Okay. Thank you.

Operator

Our next question comes from Dennis Forst with McDonalds Investments.

Dennis Forst - McDonald Investments

Wanted to ask about commodity pressure that you alluded to earlier. Do you have many contracts, annual contracts to purchase items and when would those be coming up?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Sure. Dennis, I’ll run through kind of our major commodity. We have five line items in our food costs that are major commodities. Seafood being the biggest, and of that, shrimp is the primary component of seafood. That makes up about 20 percent of our food costs.

We do have our shrimp contracted through the balance of the year. We have been the beneficiary of some pretty favorable shrimp pricing and looking into next year, we’re hoping to continue that. And that’s what it looks like at this point. Going down the rest of the line items, beef, poultry, produce and dry foods are our next kind of big items. They each make up between 10 and 15 percent of our food costs. Dry goods — is rice and oil primarily. We do have those locked in through the balance of this year. Rice has been up for us a little bit as has oil. Produce and poultry are two items we currently do not have contracts on. Produce is all bought locally at the store level.

And so as we have seen in the past and probably will continue to see going forward, we will see spikes up and down in produce costs particularly in the lettuce area when there are different types of weather issues going on where lettuce is grown. Poultry, again, we currently do not have longer term contracts on that. Poultry is up on a year-over-year basis. Seasonally, it is always up a little during the summer. We do expect that to come down a little in the last quarter of this year. And then beef is the other item we have contracted our beef through the balance of this year. But as you know, beef prices are on their way — are up. And supplies is an issue with beef as well.

Dennis Forst - McDonald Investments

And when would you suppose you’ll lock in ‘04 prices?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

We’re starting those talks right now. Between now and the end of the year or the first of next year, we’ll be looking at negotiating contracts on those that are expiring.

Dennis Forst - McDonald Investments

Okay. Could that also include poultry, this coming year?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

It is something we continue to look at. We have looked at it in the past. We’ll continue to do so if the future. If it makes sense for us.

Dennis Forst - McDonald Investments

Okay, great. Thanks.

Operator

If you would like to ask a question, please press star followed by one. Our next question is from Matt Defrisco with Harris Nesbitt.

Matt DiFrisco - Harris Nesbitt

Just had a couple of questions regarding the margins here or the outlook for your margin picture. You said flat margin expectations for fiscal ‘04 — I got late on the call. I assume that was the response is your guidance.

The no pricing in ‘04, is that meaning no pricing on top of what you currently have running through what I believe would be April of ‘04 or is that a zero price effect in ‘04 is what you’re assuming for your comp there? If so, how do you expect to offset rising COGS that you just talked about in beef and also I guess just the general pressures of insurance, utilities, etcetera.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

In 2004, our current revenue forecast do not anticipate additional price increases at this time in ‘04. Again, that does not mean that we won’t change our minds at some point in the future but currently, there is no estimate of price increases in the ‘04 numbers. Yes, we did implement the 1 percent increase back in February of this year. So, we will benefit a little bit in the beginning of next year. Your second question —

Matt DiFrisco - Harris Nesbitt

Just how do you outpace then the — given your model assumptions of flat margins at the restaurant level, how do you anticipate then — are you that confident that you — I guess your comp growth doesn’t seem that robust. It looks as though it’s somewhat modest and pressures from costs that we’re hearing from the industry in general seem to be rising faster than at 2 percent comp store base.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I think the answer is any given year, this year is no different, some things cut against us. Some things are in our favor. My guess is 2004 will be much the same. There is a lot of airplay with respect to increases in commodity costs and justifiably so. The fact of the matter is that as our business continues to mature, everything being equal and frankly, nothing ever is. Everything being equal, the maturation of our system gives us a little bit of wind to our sails. That coupled with comp store sales growth gives us the opportunity to battle some of the cost pressures.

We’re sitting here October 22nd of 2003 pontificating on what will happen next year. We do the best we can. We think we have a realistic opportunity to battle the cost pressures and basically be flat for the next year. Time will tell. And, you know, we think we have a fairly good game plan to tackle ‘04, but again, the proof will be in the pudding as we push into next year.

Matt DiFrisco - Harris Nesbitt

I guess I just want to make sure I’m not missing something that might be an internal initiative that gives you confidence that you can sustain comps is what I was trying to get to. I applaud you for being able to control it that well.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Again, it is our hope and expectation, we shall see.

Matt DiFrisco - Harris Nesbitt

Just a follow-up question on the Bistros. Are you still sticking to basically filling in the — I’m sorry on the Pei Weis, filling in the Bistro markets or are there opportunities you see today for Pei Weis to go into outside of Bistro markets?

Russell Owens - Pei Wei Asian Diner, Inc. — Exec. VP, Pres, Pei Wei Asian Diner, Inc.

This is Russell. Most of our development will be going where the Bistro currently exists. I don’t think there’s an ‘04 market that would get to that the Bistro is not currently operating. We are looking at some of the markets. We may actually get in front of the Bistro in a couple of markets but it won’t be in ‘04.

Matt DiFrisco - Harris Nesbitt

Okay. Thank you.

Operator

Dennis Forst with McDonald Investment, please go ahead.

Dennis Forst - McDonald Investments

Yeah, just had a separate question about Senate Bill Number 2 in California which would necessitate providing health insurance for all employees. Have you guys figured out whether that’s going to impact you folks?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Dennis, this is Bert. We’re praying that Arnold has better sense than that.

Dennis Forst - McDonald Investments

Does he have the power to veto that or change it? Or is that too late?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I don’t know, Dennis. I don’t think the bill has been signed. And as you well know, — well, I won’t even get on my soapbox with respect to that. Our forecast is not — does not contemplate as we push out into the later years. I believe that doesn’t come into effect until ‘06.

Dennis Forst - McDonald Investments

Fully effective, I think, January of ‘06.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

We’ll effectively — we’ll battle that when it comes, I guess.

Dennis Forst - McDonald Investments

Okay. Have you heard of any other states that are going to follow suit? California seems to be a leader in these kinds of wacky things.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I think you described it appropriately, Dennis.

Dennis Forst - McDonald Investments

Okay. Thanks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Ashley Reed with Bear Stearns. Please go ahead.

Ashley Reed - Bear Stearns

Thanks. The Pei Wei has also opened at much higher volumes than normally expected this year. Do you expect pre-opening costs to have to increase for Pei Wei as well? Or are they high enough at their current levels?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

I think they’re high enough at the current levels. Russell has done a better job than we have of managing those costs. We haven’t managed them perfectly but we found some opportunities to handle the higher volumes without significantly increasing our costs.

Ashley Reed - Bear Stearns

Okay. Then switching to the Bistro. Last quarter, G&A was up I guess a little bit higher than expected. Primarily because you’re investing more in more training and operation support. Is that ongoing? Is that going to keep continuing because this quarter was a little bit lower wondering if that was one of the reasons for the — for it being lower than expected.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

Yes, Ashley, we did make some investments last quarter in our operational support. Particularly with adding some folks and those folks aren’t going away. So, that will continue. And we also — what we battled last quarter and continued to do so this quarter, there are other costs that we hope that necessarily won’t be ongoing such as Sarbanes Oxley implementation and legal costs and such. So, we didn’t have quite as much as that this quarter as last quarter.

Ashley Reed - Bear Stearns

Okay. Thank you.

Operator

Thank you. Paul Westra with SG Cowan. Please go ahead.

Paul Westra - SG Cowen Securities Corporation

Thank you. Question on Pei Wei. Any visibility on having some marketing weights to any of the markets any time soon?

Russell Owens - Pei Wei Asian Diner, Inc. — Exec. VP, Pres, Pei Wei Asian Diner, Inc.

Paul — its Russell. No plans currently to do that. We’re real happy with the volumes we currently have. And going through the usual process of trying to figure out what we want to communicate if and when we choose to communicate it. So, it will be a ways off before we would actually implement more traditional marketing.

Paul Westra - SG Cowen Securities Corporation

Maybe a follow-up question to the Bistro. Any of the pre-opening expenses going to more bigger opening parties or mostly training and expenses?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hey, Paul, it’s Bert. No, actually no big parties unfortunately. You know, the fact of the matter is that these volumes are higher. There is a world of difference between opening our restaurants at $125,000 dollars a week and opening it at $85,000 dollars a week. We have taken the course as we’ve done all along here at Chang’s is we want to make sure our guests — we do everything we can to make sure they have a great experience.

We’re insulating those openings a little bit. Frankly, not as efficiently as we possibly could. Had we known all of this was coming. So, we’re going to hope to do a better job next year with that. You know, again, time will tell. I think we can do a better job with respect to the whole pre-opening process and still deliver a great product to our guests.

Paul Westra - SG Cowen Securities Corporation

Great. Thank you.

Operator

At this time, we’re showing no further questions.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO, Sec.

THANK YOU EVERYONE. WE’LL TALK TO YOU NEXT QUARTER.